Exhibit 99.2
EXECUTION VERSION
INVESTOR AGREEMENT
THIS INVESTOR AGREEMENT dated this 23rd day of December, 2024 (this "Agreement"), is made by and between Greenfire Resources Ltd. ("Greenfire" or the "Company"), each of Waterous Energy Fund III (Canadian) LP, Waterous Energy Fund III (US) LP, Waterous Energy Fund III (International) LP, Waterous Energy Fund III (Canadian FI) LP and Waterous Energy Fund III (International FI) LP (collectively, the "WEF Entities" or "WEF"), Tom Ebbern ("Ebbern") and Derek Aylesworth ("Aylesworth");
WHEREAS WEF beneficially owns, or exercises control or direction over, an aggregate of 29,988,854 Common Shares (as defined herein), representing approximately 43% of the Common Shares issued and outstanding as of the date hereof;
AND WHEREAS contemporaneously with entering into this Agreement, the Company, WEF and Brigade Capital Management LP, as manager of certain private investment funds and accounts ("Brigade") and M3-Brigade Sponsor III LP ("MBSC Sponsor" and, together with Brigade, the "Brigade Entities") have entered into a securities purchase agreement ("SPA") pursuant to which the Brigade Entities have agreed to sell, and WEF has agreed to purchase, an aggregate of 9,311,424 Common Shares and warrants to purchase 2,654,179 Common Shares (the "WEF-Brigade Transaction");
AND WHEREAS on completion of the WEF-Brigade Transaction, WEF will beneficially own, or exercise control or direction over, warrants to purchase 2,654,179 Common Shares and an aggregate of 39,300,278 Common Shares, which Common Shares represent approximately 56.5% of the Common Shares issued and outstanding immediately following the completion of the WEF-Brigade Transaction;
AND WHEREAS on November 18, 2024 and November 19, 2024, WEF delivered to the Company and each member of the Board (as defined below) a requisition (the "Requisition") to call a meeting of Shareholders (as defined below) to consider, among other things, the composition of the Board;
AND WHEREAS the Board has determined it is in the best interest of the Company to enter into this Agreement, pursuant to which, among other things, the Company will make certain changes to the Board, WEF will agree to withdraw the Requisition and WEF and Company will agree to certain governance matters with respect to the Company to remain in place for the duration of this Agreement;
AND WHEREAS certain members of the Board have agreed to resign as directors of the Company immediately following the execution of this Agreement to allow for the appointment of certain new directors as agreed to pursuant to the provisions of this Agreement;
NOW, THEREFORE, in consideration of the respective representations, warranties, covenants, agreements and conditions hereinafter set forth, and, intending to be legally bound hereby, the parties hereby agree as follows:
1.	Defined Terms
As used in this Agreement, terms defined in the recitals have the meanings given to them in the recitals and the following terms have the meanings indicated:
(a)	"2025 Meeting" means the annual meeting of Shareholders to be held in 2025;
(b)	"ABCA" means the Business Corporations Act (Alberta);

(c)	"Affiliate" means, with respect to any party to this Agreement, any Person which (i) Controls, (ii) is Controlled by, or (iii) is under common Control with, such party;
(d)
"beneficially owns" or "beneficially owned," is the "beneficial owner" of or has "beneficial ownership" of securities for the purposes of this Agreement shall be determined in the same manner as that set forth for determining a beneficial owner of a security under applicable securities laws;

(e)	"Common Shares" means the common shares in the capital of the Company;
(f)
"Control" means, when applied to the relationship between a Person and a corporation, the beneficial ownership by that Person at the relevant time of shares of that corporation carrying the greater of (i) a majority of the voting rights ordinarily exercisable at meetings of shareholders of that corporation, and (ii) the percentage of voting rights ordinarily exercisable at meetings of shareholders of that corporation that are sufficient to elect a majority of the directors, and, when applied to the relationship between a Person and a partnership, limited partnership, trust, joint venture or other entity, means the beneficial ownership by that Person at the relevant time of more than 50% of the ownership interests of the partnership, limited partnership, trust, joint venture or other entity, or the contractual right to direct the affairs of the partnership, limited partnership, trust, joint venture or other entity; and the words "Controlled by", "Controlling" and similar words have corresponding meanings; provided, that a Person who Controls a corporation, partnership, limited partnership, joint venture or other entity will be deemed to Control a corporation, partnership, limited partnership, trust, joint venture or other entity which is Controlled by such Person and so on;

(g)
"Governmental Authority" means any Canadian, U.S., or foreign governmental body, authority, office, department, or agency, whether federal, provincial, state, territorial, municipal or local governmental regulatory or administrative authority, tribunal, court, commission or any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing, or any court, tribunal, judicial or arbitral body, or any stock exchange (including the TSX and the NYSE) or securities commission having jurisdiction;

(h)	"Independent Nominees" means Brian Heald and David Knight Legg;
(i)
"Nominee Independence Requirements" means, with respect to a nominee as a director of the Company, such nominee (i) is not employed by, and is not an executive officer of, WEF or any of its Affiliates; (ii) is not a party to any material compensation arrangements with WEF or any of its respective Affiliates; (iii) is independent of the Company for the purposes of applicable Canadian securities laws and the rules of the TSX; and (iv) is independent of the Company for the purposes of applicable United States securities laws and the rules of the NYSE applicable to the Company;

(j)	"NYSE" means the New York Stock Exchange;
(k)	"Outgoing Directors" means Matthew Perkal, Jonathan Klesch and Robert Logan;
(l)	"Person" will be interpreted broadly to include, without limitation, any corporation, company, partnership, limited liability company, other entity or individual.

(m)
"Representatives" means, in relation to a party to this Agreement, its Affiliates and its and their respective current and former directors, officers, employees, consultants, agents and professional advisors (for greater certainty, for the purposes of this definition the Company shall not be considered a Representative of WEF and WEF shall not be considered a Representative of the Company);

(n)
"Settled Matters" means any and all matters up to and including the date hereof between the Company and/or its Representatives and WEF and/or its Representatives relating to any of the following: the Company's adoption of the Shareholder Rights Plan and the shareholder protection rights plan agreement dated as of September 18, 2024, WEF's application dated September 26, 2024 and Greenfire's cross-application to the Alberta Securities Commission dated October 2, 2024, the Requisition, and all press releases issued or filed by WEF and Greenfire in connection therewith;

(o)	"Shareholder Rights Plan" means the shareholder protection rights plan agreement dated as of November 6, 2024, as amended and restated as of December 7, 2024;
(p)	"Shareholders" means the holders of Common Shares;
(q)	"Special Committee" has the meaning ascribed thereto in Section 4(a)(i);
(r)	"Special Committee Mandate" has the meaning ascribed thereto in Section 4(a)(ii);
(s)	"Strategic Review Period" means the period commencing on the date hereof and ending on May 6, 2025;
(t)	"Strategic Review" has the meaning ascribed thereto in Schedule "C" to this Agreement;
(u)	"TSX" means the Toronto Stock Exchange; and
(v)	"WEF Nominees" means Henry Hager, Andrew Kim, David Roosth and Adam Waterous.
2.	Reconstitution of Board and 2025 Meeting
(a)	Concurrently with the execution of this Agreement:
(i)	the WEF Nominees and the Independent Nominees shall be appointed to the Board effective immediately following the execution of this Agreement to serve until the 2025 Meeting;
(ii)
the Outgoing Directors shall tender their respective resignations as directors of the Company and the Company shall accept such resignations effective immediately following the execution of this Agreement;

(iii)	the foregoing appointments of the WEF Nominees and Independent Nominees and resignations of the Outgoing Directors shall be conducted in accordance with Sections 106(4) and 111(1) of the ABCA;
(iv)	the Company acknowledges that it has received satisfactory written consents to serve as a director from each of the WEF Nominees and Independent Directors;

(v)	the Company acknowledges that it has received signed resignations from the Outgoing Directors; and
(vi)
immediately after giving effect to the appointment of the WEF Nominees and Independent Nominees and the resignation of the Outgoing Directors, the Board shall consist of the following eight (8) directors: Aylesworth, Ebbern, Henry Hager, Brian Heald, Andrew Kim, David Knight Legg, David Roosth and Adam Waterous.

(b)	The 2025 Meeting shall be held on May 6, 2025, or such later date as may be approved by the Board.
(c)
With respect to the 2025 Meeting, the Company shall take any and all steps necessary and advisable to: (i) fix the number of directors to be elected at the 2025 Meeting at seven (7) directors; (ii) nominate for election to the Board each of the WEF Nominees, each of the Independent Nominees and Ebbern as a director of the Company, with a term expiring at the close of the Company's next annual meeting of Shareholders or until a successor has been elected or appointed in accordance with the Company's articles and bylaws; (ii) recommend to Shareholders that Shareholders vote in favour of the WEF Nominees, the Independent Nominees and Ebbern for election to the Board; (iii) solicit proxies for the election of the WEF Nominees, the Independent Nominees and Ebbern; and (iv) cause all valid proxies received by the Company in connection with such 2025 Meeting to be voted in a manner to give effect to the foregoing.

(d)
WEF and the Company agree that the Board slate for the 2025 Meeting shall consist of seven (7) directors and shall consist of the WEF Nominees, the Independent Nominees and Ebbern; provided that if approved by the Special Committee and agreed to by WEF, the Company may increase the number of directors to be nominated by the Company at the 2025 Meeting and add additional nominees.

(e)
WEF agrees that at all times while serving as a member of the Board, the WEF Nominees and Independent Nominees shall comply with all policies, procedures, processes, codes, rules, standards and guidelines applicable to Board members, including those aimed at preserving the confidentiality of Company business and information, and shall be entitled to the same protections, rights and benefits, including with respect to insurance and indemnification as all other directors of the Company.

(f)
At the 2025 Meeting, provided the Company is in compliance with its obligations under Section 2(c) of this Agreement and the WEF Nominees and the Independent Nominees have been nominated for election at the 2025 Meeting, WEF shall vote, and/or cause to be voted, any Common Shares that they are entitled to vote in respect of such meeting "FOR" the election to the Board of any nominees of the Company listed in the management form of proxy or voting instruction form provided to Shareholders (which form of proxy and voting instruction form shall include the WEF Nominees, the Independent Nominees and Ebbern) in respect of such meeting.

(g)
If a WEF Nominee is unable or unwilling to serve as a director, resigns as a director, is removed as a director, or ceases to be a director for any other reason on or prior to the date of the 2025 Meeting or is not willing to be nominated for election at the 2025 Meeting, WEF shall identify a replacement director (such individual, a "Replacement WEF Director") (provided such Replacement WEF Director being able to serve as a director of the Company pursuant to applicable requirements under the ABCA and the Company's articles and by-laws) and subject to approval of the Board (acting reasonably), the Board, and any applicable committees thereof, shall take such actions as are necessary to promptly appoint such Replacement WEF Director to serve as a director of Company and to be nominated for election at the 2025 Meeting. Effective upon the appointment of the Replacement WEF Director to the Board, such Replacement WEF Director will be considered the applicable WEF Director for all purposes of this Agreement.
(h)
If an Independent Director is unable or unwilling to serve as a director, resigns as a director, ceases to be a director for any other reason on or prior to the date of the 2025 Meeting or is not willing to be nominated for election at the 2025 Meeting, WEF shall identify a replacement director (such individual, a "Replacement Independent Director") (provided such Replacement Independent Director must satisfy the Nominee Independence Requirements and be able to serve as a member of the Board pursuant to applicable requirements under the ABCA and the Company's articles and by-laws), and subject to the approval of the Board (acting reasonably), the Board, and any applicable committees thereof, shall take such actions as are necessary to promptly appoint such Replacement Independent Director to serve as a director of Company and to be nominated for election at the 2025 Meeting. Effective upon the appointment of the Replacement Independent Director to the Board, such Replacement Independent Director will be considered the applicable Independent Director for all purposes of this Agreement.

(i)
If Ebbern is unable or unwilling to serve as a director, resigns as a director, ceases to be a director for any other reason on or prior to the date of the 2025 Meeting or is not willing to be nominated for election at the 2025 Meeting, Ebbern and Aylesworth (provided if Ebbern is unable, Aylesworth alone) will, after consultation in good faith and reasonably taking into consideration the opinions of the Independent Directors and WEF, identify a replacement director (such individual, a "Replacement Lead Director") (provided such Replacement Lead Director must satisfy the Nominee Independence Requirements and be able to serve as a member of the Board pursuant to applicable requirements under the ABCA and the Company's articles and by-laws), and subject to approval of the Board (acting reasonably), the Board, and any applicable committees thereof, shall take such actions as are necessary to promptly appoint such Replacement Lead Director to serve as a director of Company and Lead Independent Director and to be nominated for election at the 2025 Meeting. Effective upon the appointment of the Replacement Lead Director to the Board, such Replacement Lead Director will be considered Ebbern for all purposes of this Agreement and all of the rights of Ebbern hereunder shall be assigned to the Replacement Lead Director as if such Replacement Lead Director was a party hereto.

(j)
If Aylesworth is unable or unwilling to serve as a director, resigns as a director, ceases to be a director for any other reason prior to the date of the 2025 Meeting, no replacement director shall be appointed or nominated for election and the number of directors of the Company shall be reduced to seven (7); provided that after the date that Aylesworth ceases to be a director, Ebbern shall be entitled to two (2) votes on any matter considered by the Special Committee at any meeting of the Special Committee.

3.	Chair and Lead Independent Director
(a)	Concurrently with the execution of this Agreement and immediately upon giving effect to the appointment of the WEF Nominees and Independent Nominees and the resignation of the Outgoing Directors, the Board shall take all necessary actions to appoint Adam Waterous as the Chair of the Board and Ebbern as the Lead Independent Director.
(b)
Concurrently with the execution of this Agreement and immediately upon giving effect to the appointment of the WEF Nominees and Independent Nominees and the resignation of the Outgoing Directors, the Board shall approve and adopt: (i) a position description for the Chair of the Board in the form attached as Schedule "A" hereto (the "Chair Position Description"); and (ii) a position description for the Lead Independent Director in the form attached as Schedule "B" hereto (the "Lead Director Position Description").

(c)
On or prior to the date of the 2025 Meeting, without the approval of a majority of the Special Committee: (i) the Chair Position Description and the Lead Director Position Description may not be amended or terminated and (ii) except as contemplated by Subsection 2(i), Ebbern may not be removed or replaced in the position of Lead Independent Director and no other Person may be appointed to such position.

4.	Special Committee and Strategic Review
(a)
Concurrently with the execution of this Agreement and immediately upon giving effect to the appointment of the WEF Nominees and Independent Nominees and the resignation of the Outgoing Directors, the Board shall:

(i)
take all necessary actions to establish a special committee of independent directors (the "Special Committee") to be comprised of Aylesworth, Ebbern, Brian Heald and David Knight Legg, and chaired by Ebbern; and

(ii)	approve and adopt a mandate for the Special Committee in the form attached as Schedule "C" hereto (the "Special Committee Mandate").
(b)
During the Strategic Review Period, the Special Committee shall be entitled to conduct the Strategic Review in accordance with the Special Committee Mandate. On or prior to the conclusion of the Strategic Review Period, without the approval of a majority of the Special Committee and the Board: (i) the Special Committee Mandate may not be amended or terminated; (ii) the membership of the Special Committee may not be changed except as contemplated by Sections 2(h) and 2(i) of this Agreement in which event the Replacement Independent Director or Replacement Lead Director, as the case may be, shall be appointed to the Special Committee; and (iii) the Special Committee may not be dissolved or terminated.  Upon completion of the Strategic Review Period, unless otherwise agreed to by the Board, the Special Committee shall be dissolved and its mandate terminated automatically without any further action by the Board.

(c)
During the Strategic Review Period, WEF agrees to (i) discuss with the Special Committee as to the type of transactions that WEF may be supportive of; (ii) not directly restrict any potential counterparty from participating in the Strategic Review; and (iii) not, directly or indirectly, publicly making or otherwise publicly communicating in any way any statement of communication of any kind whatsoever whether verbal or in writing, that is critical of, negative toward, or unsupportive of the Strategic Review.

5.	Revocation of the Requisition
WEF hereby automatically and without any further action, and with immediate effect, irrevocably withdraws the Requisition.
6.	Termination of Shareholder Rights Plan
The Board has irrevocably approved an amendment to the Shareholder Rights Plan to provide that all outstanding rights issued thereunder shall terminate and be void and of no further force and effect effective immediately prior to the execution of the SPA and this Agreement.
7.	Prohibited Activities
(a)
Except in accordance with this Agreement, without the prior written approval of the majority of the Special Committee, neither WEF nor any of its respective Representatives shall, directly or indirectly, do any of the following from the date hereof until the conclusion of the 2025 Meeting in relation to any election or removal of directors of the Company:

(i)
engage in, participate in or in any way initiate, directly or indirectly, any "solicitation" (as such term is defined in the ABCA) of proxies with respect to the voting of any Common Shares of the Company;

(ii)	initiate, propose or otherwise "solicit" (as such term is defined in the ABCA) securityholders of the Company to vote any securities of the Company on any matter;
(iii)	deposit any shares of the Company in any voting trust or subject any shares of the Company to any arrangement or agreement with respect to the voting of any such shares;
(iv)
seek, alone or in concert with others, to (A) requisition or call a meeting of Shareholders, (B) obtain representation on, or nominate or propose the nomination of any candidate for election to, the Board, except as otherwise set forth in this Agreement, or (C) effect the removal of any member of the Board or otherwise alter the composition of the Board;

(v)	submit, or induce any person to submit, any shareholder proposal pursuant to section 136 of the ABCA or other applicable law; or
(vi)	make any public or private disclosure of any consideration, intention, plan or arrangement inconsistent with any of the foregoing.
8.	Mutual Non-Disparagement
(a)
WEF agrees that from the date hereof until the date that is 12 months from the date of this Agreement, neither it nor any of its Representatives will, directly or indirectly, publicly make or otherwise publicly communicate in any way (or cause, further, assist, solicit, encourage, support or participate in any of the foregoing), any statement or other communication, whether verbal or in writing, that is derogatory or critical of, or negative toward, the Company or any of its Representatives, or that would reasonably be expected to malign, harm, disparage, defame or reflect adversely on the reputation, qualifications, character, conduct, behaviour or good name of the Company, its business or any of its Representatives.
(b)
The Company agrees that from the date hereof until the date that is 12 months from the date of this Agreement, neither it nor any of its Representatives will, directly or indirectly, publicly make or otherwise publicly communicate in any way (or cause, further, assist, solicit, encourage, support or participate in any of the foregoing), any statement or communication, whether verbal or in writing, that is derogatory or critical of, or negative toward, WEF or any of its Representatives or that would reasonably be expected to malign, harm, disparage, defame or reflect adversely on the reputation, qualifications, character, conduct, behaviour or good name of any of WEF, its businesses (if applicable) or any of its Representatives.

(c)
Notwithstanding the foregoing, nothing in this Section 8 or elsewhere in this Agreement shall prohibit any party or other Person from; (i) making any statement or disclosure required under applicable Canadian or United States securities laws or other applicable laws; or (ii) truthfully answering any question from any regulatory or judicial body.

9.	Representations of the Company
In order to induce WEF to enter into and to consummate the transactions contemplated by this Agreement, the Company hereby represents and warrants to WEF as follows:
(a)
Organization and Good Standing. The Company is a corporation duly incorporated, organized and validly existing, and is in good standing, under the laws of the Province of Alberta and has the corporate power and capacity to carry on its business as presently conducted, to enter into this Agreement and fulfill its obligations pursuant to this Agreement;

(b)
Proceedings. No Proceedings have been taken or authorized by the Company, or, to the Company's knowledge, by any other Person, with respect to the bankruptcy, insolvency, liquidation, dissolution or winding up of the Company;

(c)
Authority. The Company has due and sufficient right, authority and capacity to enter into this Agreement on the terms and conditions herein set forth and to perform its obligations hereunder. The execution and delivery of this Agreement has been duly authorized by all necessary corporate action on the part of the Company;

(d)	Agreement Valid. This Agreement constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms; and
(e)
Consents and Approvals. To the knowledge of the Company, other than in respect of the Company's continuous disclosure obligations under applicable Canadian and United States securities laws and the rules of the TSX and NYSE, no consent, approval, order, authorization, registration or declaration of, or filing with, any Governmental Authority is required by Greenfire in connection with the transactions contemplated by, or the observance and performance by Greenfire of its obligations under, this Agreement.

(f)	Independence. Each of Ebbern and Aylesworth satisfies the Nominee Independence Requirements.

10.	Representations of WEF
In order to induce the Company to enter into and to consummate the transactions contemplated by this Agreement, WEF hereby, jointly and severally, represents and warrants to Greenfire as follows:
(a)
Organization and Good Standing. Each WEF Entity is a limited partnership duly formed, organized and validly existing, and is in good standing under, the laws of its respective jurisdiction of formation, as the case may be, and has the power and capacity to carry on its business as presently conducted, to enter into this Agreement and fulfill its respective obligations pursuant to this Agreement;

(b)
Authority. Each WEF Entity has due and sufficient right, authority and capacity to enter into this Agreement on the terms and conditions herein set forth and to perform its respective obligations hereunder. The execution and delivery of this Agreement has been duly authorized by all necessary corporate or partnership action on the part of each of the WEF Entities;

(c)	Agreement Valid. This Agreement constitutes a valid and binding obligation of WEF enforceable against WEF in accordance with its terms;
(d)
Consents and Approvals. To the knowledge of WEF, other than the filing of any required early warning reports and/and insider reports on closing of the WEF-Brigade Transaction with the Canadian securities regulatory authorities and reports under Section 13(d) of the U.S. Securities Exchange Act of 1934, as amended, with the U.S. Securities and Exchange Commission, as applicable, no consent, approval, order, authorization, registration or declaration of, or filing with, any Governmental Authority is required by WEF in connection with the transactions contemplated by, or the observance and performance by WEF of their obligations under, this Agreement;

(e)
Ownership of Greenfire Securities. After the completion of the WEF-Brigade Transaction, WEF will, together with their affiliates, beneficially own, directly or indirectly, an aggregate of 39,300,278 Common Shares and warrants to purchase 2,654,179 Common Shares and such Common Shares and warrants constitute all of the securities of Greenfire beneficially owned by WEF and its Affiliates or in which WEF and its Affiliates have any interest or right to acquire, whether through derivative securities, voting agreements or otherwise; and

(f)	Independence. Each of the Independent Nominees satisfies the Nominee Independence Requirements.
11.	Remedies; Breaches.
WEF, on the one hand, and the Company, on the other hand, acknowledges and agrees that irreparable injury to the other party hereto may occur in the event any of the provisions of this Agreement were not performed in accordance with its specific terms or was otherwise breached and that such injury may not be adequately compensable in damages. It is accordingly agreed that WEF, on the one hand, and the Company, on the other hand, shall, in addition to any other remedy to which they may be entitled at law or in equity, be entitled to specific enforcement of, and injunctive relief to prevent any violation of, the terms hereof and the other party hereto will not take any action, directly or indirectly, in opposition to the party seeking relief on the grounds that any other remedy or relief is available at law or in equity.

12.	Press Release and Other Public Disclosures
Immediately following the execution of this Agreement, WEF and the Company shall issue a joint press release in a mutually agreed upon form. No party hereto shall, except as required by law, issue or cause the publication of any other press release or make any other public announcement or other disclosure to third parties with respect to the matters that are the subject of this Agreement, without the prior written consent of the parties hereto.
13.	Termination
(a)
This Agreement shall, unless otherwise determined by the Board, automatically terminate without any further action required to be taken by any party hereto on the later of (i) the date of the 2025 Meeting and (ii) May 6, 2025.

(b)
The obligations of the parties specified in this Section 13(b) and Sections 8, 11, 14, 15,  15(a), 17, 18, 19, 20 21 and 22 shall survive termination of this Agreement and continue to bind the parties in accordance with their terms.

14.	Expenses
All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the party incurring such costs and expenses.
15.	Mutual Release
(a)
The Company, for and on its own behalf and on behalf of its Representatives (collectively, but excluding the current and former directors and officers of the Company, the "Company Releasors") does hereby remise, release and forever discharge WEF, their respective predecessors, successors, and assigns, and their respective Representatives, as the case may be (collectively the "WEF Releasees") of and from any and all claims and any and all manner of action and actions, cause and causes of action, suits, debts, dues, sums of money, expenses, general damages, special damages, costs and demands of any and every kind and nature whatsoever against the WEF Releasees for or by reason of, or arising out of, any act or omission pertaining to the affairs or actions related to the Company or the Board (or any committee thereof) on or prior to the date of this Agreement, provided that this release shall not apply in respect of (i) any breach of this Agreement by a WEF Releasee; or (ii) any bad faith (except with respect to any Settled Matters), willful misconduct, fraud, criminal behaviour or gross negligence of any WEF Releasee.

(b)
Each of the WEF Entities, for and on its own behalf and on behalf of their respective Representatives (collectively the "WEF Releasors") does hereby remise, release and forever discharge the Company, its predecessors, successors, and assigns, and their respective Representatives, as the case may be (collectively, but excluding the current and former directors and officers of the Company, the "Company Releasees") of and from any and all claims and any and all manner of action and actions, cause and causes of action, suits, debts, dues, sums of money, expenses, general damages, special damages, costs and demands of any and every kind and nature whatsoever against the Company Releasees for or by reason of, or arising out of, any act or omission pertaining to the affairs or actions of the Company or the Board (or any committee thereof) on or prior to the date of this Agreement, provided that this release shall not apply in respect of (i) any breach of this Agreement by a Company Releasee; or (ii) any bad faith (except with respect to any Settled

Matters), willful misconduct, fraud, criminal behaviour or gross negligence of any Company Releasee.
(c)
For clarity, the release of any current or former director or officer of the Company will be solely and exclusively as set out in the applicable form of Resignation and Mutual Release delivered concurrently with this Agreement.

16.	Third Party Beneficiaries and Enforcement
(a)
Except as set out in this Section 16, no Person who is not a party to this Agreement shall have any rights hereunder or be a beneficiary of the provisions hereof. The provisions of Section 8, Section 15 and this Section 1616(a), as applicable, are: (i) intended for the benefit of all of the Company's Representatives, as and to the extent applicable in accordance with their terms, and shall be enforceable by each of such Persons and his or her heirs, executors, administrators and other legal representatives (collectively, the "Third Party Beneficiaries") and the Company shall hold the rights and benefits of Section 8, Section 15 and this Section 16 in trust for and on behalf of the Third Party Beneficiaries and the Company hereby accepts such trust and agrees to hold the benefit of and enforce performance of such covenants on behalf of the Third Party Beneficiaries, and (ii) in addition to, and not in substitution for, any other rights that the Third Party Beneficiaries may have by contract or otherwise.

(b)
The Company shall indemnify each of Ebbern and Aylesworth for, and hold each harmless against, any loss, liability, cost or expense (including reasonable fees and disbursements of legal counsel), reasonably incurred by him without gross negligence, bad faith, fraud or willful misconduct on his part, arising out of or in connection with enforcing the performance of the obligations, agreements and covenants of WEF pursuant to this Agreement, including the costs and expenses of defending itself against any claim or liability in connection with any such matter (collectively, "Expenses"). The Company agrees that neither Ebbern nor Aylesworth shall be liable for any action taken or omitted to be taken pursuant to this Agreement not resulting from the gross negligence, bad faith, fraud or willful misconduct of Ebbern or Aylesworth, as applicable. Each of Ebbern and Aylesworth shall have the right to advancement by the Company, before the final disposition of any matter subject to this Section 16(b), of any, and all, Expenses actually and reasonably paid or incurred or to be so paid or incurred by Ebbern or Aylesworth pursuant to this Section 16(b). Without limiting the generality or effect of the foregoing, within five (5) days after any request by Ebbern or Aylesworth, the Company shall, in accordance with such request, (a) pay such Expenses on behalf of Ebbern or Aylesworth, as the case may be, (b) advance to Ebbern or Aylesworth, as the case may be, funds in an amount sufficient to pay such Expenses, or (c) reimburse Ebbern or Aylesworth, as the case may be, for such Expenses. In connection with any request for an advance of Expenses, Ebbern and Aylesworth shall not be required to provide any documentation or information to the extent that the provision thereof would undermine or otherwise jeopardize solicitor-client or litigation privilege. Ebbern or Aylesworth, as the case may be, shall repay any amounts paid, advanced or reimbursed by the Company for Expenses to the extent that it is ultimately determined, following the final disposition of such matter, that Ebbern or Aylesworth, as the case may be, is not entitled to indemnification hereunder as a result of his gross negligence, bad faith, fraud or willful misconduct. Ebbern and Aylesworth's obligation to reimburse the Company for advances of Expenses shall beunsecured and no interest shall be charged thereon.

17.	Indemnities; Directors' and Officers' Insurance
(a)
The Company and WEF agree that the Company and any successor to the Company will not take any action to terminate or adversely affect, and will fulfill its obligations pursuant to, indemnities provided or available to or in favour of past and present officers and directors of the Company pursuant to the provisions of the articles, by-laws or other constating documents of the Company, applicable corporate legislation and any written indemnity agreements (and each of them), which have been entered into between the Company and its past or current officers or directors effective on or prior to the date hereof.

(b)
The Company and WEF agree that the Company will maintain or cause to be maintained in effect for six years from date hereof, policies of directors' and officers' liability insurance comparable to the coverage provided by the directors' and officers' policies obtained by the Company that is in effect immediately prior to the date hereof (or such other coverage that has been determined by the Board to be reasonable based on the recommendations of a broker representing an insurance or re-insurance company of nationally recognized standing given the risk profile relating to the Company's business, operations and potential liabilities) and providing coverage in respect of claims arising from facts or events that occurred on or prior to the date hereof and which will cover all claims made prior to the date hereof or within six years of the date hereof. Alternatively, the Company may purchase run off directors' and officers' liability insurance for the benefit of its officers and directors having a coverage period of up to six years from the date hereof, and in such event WEF will not have any further obligation under this Section 17(b).

18.	No Waiver.
Any waiver by any party of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement. The failure of a party to insist upon strict adherence to any term of this Agreement on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.
19.	Successors and Assigns.
This Agreement shall not be assignable by the parties hereto. All terms and provisions of this Agreement shall be binding on the successors of the parties hereto.
20.	Entire Agreement; Amendments; Headings.
This Agreement contains the entire agreement and understanding of the parties with respect to the subject matter hereof and supersedes any and all prior and contemporaneous agreements (other than, for the avoidance of doubt, the SPA and the documents and agreements delivered in connection herewith and therewith), memoranda, arrangements and understandings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof. This Agreement may be amended only if approved by an agreement in writing executed by each of the parties hereto, and no waiver of compliance with any provision or condition of this Agreement and no consent provided for in this Agreement shall be effective unless evidenced by a written instrument executed by the party (and in the case of the Company by written approval by both Ebbern and Aylesworth) against whom such waiver or consent is to be effective. No failure or delay by a party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
21.	Notices.
Any notice, request, demand or other instrument which may be required or permitted to be delivered, given or served upon either Party shall be sufficiently delivered, given or served upon the Party in question, if in writing, and if either delivered by personal delivery or courier or by Email, in each case addressed:
if to the Company, to:
Greenfire Resources Ltd.
Suite 1900, 205 – 5th Avenue SW
Calgary, Alberta T2P 2V7
Attn: Tom Ebbern
Email: [REDACTED]
if to WEF, to:
Waterous Energy Fund Management Corp.
Suite 600, 301 – 8th Avenue S.W.
Calgary, Alberta T2P 1C5
Attention: Adam Waterous
E-mail: [REDACTED]
if to Ebbern, to
3004 – 3rd Avenue
Canmore, Alberta  T1W 2J8
Email: [REDACTED]
if to Aylesworth, to
11 Discovery Valley Cove SW
Calgary, Alberta  T3H 5H3
Email: [REDACTED]
Any written communication delivered or sent as aforesaid shall be deemed to have been given or made on the day on which it was delivered or sent as aforesaid if delivered or sent at or before 4:00 p.m. (Calgary time) on the day in question or, if such day is not a Business Day or if such written communication is delivered or sent after 4:00 p.m. (Calgary time), then delivery shall be deemed to have been given or made on the next following Business Day. A party may from time to time change its address for service hereunder by notice to the other party.
22.	Governing Law.
This Agreement shall be governed by and construed in accordance with the laws of the Province of Alberta and the laws of Canada applicable therein.
23.	Time is of the Essence.

Time is of the essence.
24.	Counterparts.
This Agreement may be executed in counterparts, each of which shall be an original, but all of which together shall constitute one and the same Agreement.
25.	Severability
If any provision of this Agreement or the application thereof to any person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to persons or circumstances other than those as to which it has been held invalid or unenforceable, will remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination, the parties shall negotiate in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties.
[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the parties have entered this Agreement effective as of the date set forth above.
GREENFIRE RESOURCES LTD.

Per:	(signed) "Robert Logan"
Name: Robert Logan Title: President and Chief Executive Officer

Signature page for Investor Agreement dated December 23, 2024

WATEROUS ENERGY FUND III (CANADIAN) LP, by its general partner, WEF III GP (CANADIAN) CORP.		WATEROUS ENERGY FUND III (US) LP, by its general partner, WEF III GP (US) CORP.

Per:	(signed) "Adam Waterous"	Per:	(signed) "Adam Waterous"
	Name: Adam Waterous Title: Managing Partner and Chief Executive Officer		Name: Adam Waterous Title: Managing Partner and Chief Executive Officer

WATEROUS ENERGY FUND III (INTERNATIONAL) LP, by its general partner, WEF III GP (INTERNATIONAL) CORP.		WATEROUS ENERGY FUND III (CANADIAN FI) LP, by its general partner, WEF III GP (CANADIAN FI) CORP.

Per:	(signed) "Adam Waterous"	Per:	(signed) "Adam Waterous"
	Name: Adam Waterous Title: Managing Partner and Chief Executive Officer		Name: Adam Waterous Title: Managing Partner and Chief Executive Officer

WATEROUS ENERGY FUND III (INTERNATIONAL FI) LP, by its general partner, WEF III GP (INTERNATIONAL FI) CORP.

Per:	(signed) "Adam Waterous"
Name: Adam Waterous Title: Managing Partner and Chief Executive Officer

Signature page for Investor Agreement dated December 23, 2024

(signed) "William Derek Aylesworth"
WILLIAM DEREK AYLESWORTH

(signed) "Tom Ebbern"
TOM EBBERN

Signature page for Investor Agreement dated December 23, 2024

SCHEDULE "A"
POSITION DESCRIPTION OF CHAIR OF THE BOARD OF DIRECTORS
OF GREENFIRE RESOURCES LTD.
[REDACTED]

SCHEDULE "B"
POSITION DESCRIPTION OF LEAD INDEPENDENT DIRECTOR
OF GREENFIRE RESOURCES LTD.
[REDACTED]

SCHEDULE "C"
MANDATE OF SPECIAL COMMITTEE CHAIR OF THE BOARD OF DIRECTORS
OF GREENFIRE RESOURCES LTD.
[REDACTED]